                             STOCK OPTION AGREEMENT


             THIS AGREEMENT made as of the 22nd day of April, 1999.


B E T W E E N :

                VIDEOFLICKS.COM INC., a corporation
                governed by the laws of the Province of Ontario,

                (hereinafter called the "Corporation")

                                                               OF THE FIRST PART


                                     - and -


                MICHAEL KAVANAGH, of the Province of Ontario,

                (hereinafter called the "Optionee")

                                                              OF THE SECOND PART


     WHEREAS the Optionee is a director, officer and employee of the Corporation;

     AND WHEREAS the Board of Directors (the "Board") of the Corporation believe that it is in the best interests of the Corporation to afford the Optionee an opportunity to acquire common shares in the capital of the Corporation in accordance with the terms and conditions of this Agreement and the terms and conditions of the Corporation's Stock Option Plan ("Plan");


     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of good and valuable consideration and the sum of ONE ($1.00) DOLLAR now paid by each of the Optionee and the Corporation to the other, (the receipt and sufficiency of which is acknowledged by each party), it is agreed by and between the parties as follows:

1. The Corporation hereby grants to the Optionee, subject to the terms of this Agreement and of the Plan, a non-transferable and non-assignable option ("Option") to purchase up to 800,000 common shares in the capital of the Corporation (the "Optioned Shares") at the price of US$0.50 per Optioned Share; provided, however, such Option may be assigned in accordance with the provisions of the Plan.

2. All Optioned Shares shall vest in the Optionee upon due excercise thereof unless otherwise provided herein. For the purpose of the foregoing "vest" shall mean ownership of the Option or portion thereof, with the ability to exercise the Option or portion thereof without any conditions, save for those contained herein and in the Plan.

3. The Optionee shall have the right to exercise the Option as provided herein from and after the date hereof until March 23, 2004 (the"Option Period"), subject to earlier termination in accordance with section 5 hereof. Except as set forth in section 5 hereof, no Option may be exercised by the Optionee unless the Optionee is, at the time of such exercise, any of a director, officer or employee of the Corporation and shall have been continuously any of a director, officer or employee of the Corporation since the grant of his Option.

4. Neither the Optionee nor his legal representatives or legatees will be, or will be deemed to be, a holder of any Optioned Shares unless and until the Option is exercised and a certificate for such Optioned Shares is issued under the terms of the Plan.

5. (a) If the Optionee shall die while the Optionee's Option is still outstanding, any Option held by the Optionee at the date of death shall become exercisable, in whole or in part, but only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or the laws of descent and distribution. All such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his or her death and only for the balance of the Option Period.

     (b) If the tenure of the Optionee as an officer or the employment of the Optionee by the Company is terminated ("Termination"), for cause no Option held by the Optionee may be exercised following the date upon which Termination occurred. If Termination occurs for any reason other than cause, then any Option held by the Optionee shall be exercisable, in whole or in part, for a period of six months after such Termination, such right being subject to the provisions of sections 2 and 3 hereof.

6. The Optionee represents and warrants that his execution of this Agreement and participation in the plan is voluntary and he is not being induced to execute this Agreement or participate in the Plan by expectation of his appointment as an officer or employment by the Corporation or his continued appointment as an officer or employment by the Corporation and the Corporation hereby represents and warrants that it has not required that the Optionee execute this Agreement or participate in the Plan upon expectation of the Optionee's appointment as an officer or employment by the Corporation or his continued appointment as an officer or employment by the Corporation.

7. If the Corporation amalgamates, consolidates with, or merges with or into another corporation, any shares receivable on the exercise of an Option shall be converted into the securities, property or cash, which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the option price shall be adjusted by the Board and such adjustment shall be binding for all purposes of the Plan.

8. If there is any change in the common shares of the Corporation through, or by means of a declaration of stock dividend of shares other than in the ordinary course, or consolidations, subdivisions or reclassifications of the common shares of the Corporation or otherwise, the number of common shares of the Corporation available under the Plan, the Optioned Shares and the purchase price thereof shall be adjusted appropriately by the Board and such adjustments shall be effective and binding for all purposes of the Plan.

9. Nothing contained in this agreement or the Plan shall confer upon any Optionee any right with respect to the Optionees appointment as an officer or employment by the Corporation or his continued appointment as an officer or employment by the Corporation, or interfere in any way with the right of the Corporation to determine the Optionee's engagement at any time.

10. The Board is authorized to interpret the Plan from time to time, to adopt, amend and rescind rules and regulations for carrying out the Plan and to amend, modify or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board. However, any amendment of the Plan which could at any time:

     (a)  materially increase the benefits under the Plan; or

     (b) result in the increase of the number of shares of the Corporation which would be issued under the Plan (except any increase resulting automatically from an increase in the number of the issued and outstanding shares of the Corporation); or,

     (c) materially modify the requirement as to the eligibility for participation in such Plan;

          shall be effective only upon the approval of the shareholders of the Corporation. Any amendment to any provision of such Plan shall be subject to approval, if required by any regulatory body having jurisdiction over the securities of the Corporation.

          The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Corporation and all costs thereof shall be paid by the Corporation.

11. The Corporation makes no representations or warranties as to the future market value of any Optioned Shares issued in accordance with the Plan.

12. The Plan will be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

13. The Option granted hereunder may be exercised subject to the terms and conditions of this Agreement from time to time, by the delivery to the Corporation at its head office of a written notice of exercise specifying the number of Optioned Shares with respect to which the Option has been exercised and accompanied by payment in full for the purchase price of the Optioned Shares then being purchased by way of cash or certified cheque in favour of the Corporation as well as an instrument in writing, in form satisfactory to the Corporation, electing to forthwith exercise the Option. Such notice shall contain the Optionee's agreement to comply, to the satisfaction of the Corporation and its counsel, to all applicable requirements of any stock exchange or exchange upon which any securities at the Corporation are as listed and the applicable regulatory authorities. Upon any such exercise of Option as aforesaid, the Corporation shall cause the transfer agent and registrar of the Corporation to deliver to the Optionee or his legal and personal representatives, a certificate or certificates in the name of the Optionee or his legal and personal representatives representing the aggregate of number of Optioned Shares as the Optionee or his legal and personal representative shall have then paid for.

     For greater certainty the obligation of the Corporation to issue and deliver the Optioned Shares pursuant to the exercise of the Option is subject to any approvals which may be required from any regulatory authority having jurisdiction over the Optioned Shares and the Corporation and the Optionee hereby agree to amend the terms of this Agreement, if necessary, to the extent required in order to obtain such approvals. If any such approvals cannot be obtained then the obligation of the Corporation to issue such Optioned Shares shall terminate and any purchase price paid in connection with the exercise of the Option shall be returned to the Optionee.

14. The Optionee hereby authorizes the Corporation to withhold from any remuneration otherwise payable to the Optionee any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of the Optionee's participation in the Plan.

15. For the purposes of this Agreement, the singular shall include the plural, and the plural the singular whenever the context so requires, and the masculine, the feminine and the neuter genders shall be mutually inclusive.

16.  Time shall be the essence of this Agreement.

17. This Agreement shall enure to the benefit of, and be binding upon the Corporation and its successors and assigns and the Optionee and its legal personal representatives to the extent provided herein. This Agreement shall not be transferrable or assignable by the Optionee or his legal personal representatives save as provided herein.

     IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                      VIDEOFLICKS.COM INC.



                                      Per:   /s/ ROBERT BRAY
                                          -------------------------------------
                                                 Robert Bray
                                                 Secretary



                                             /s/ MICHAEL KAVANAGH
-----------------------------         ------------------------------------------
Witness                                          MICHAEL KAVANAGH